SECRETARY’S CERTIFICATE

The undersigned certifies that she is the duly elected Secretary of Claymore Trust, Claymore Exchange-Traded Fund Trust, and Claymore Exchange-Traded Fund Trust 2 (collectively the “Trusts”) and that the resolution set forth below approving the fidelity bond for the Trusts was adopted by the Boards of Trustees of the Trusts (including a majority of the Trustees who are not “interested persons” as defined in the Investment Company Act of 1940, as amended) on November 7, 2007, and such resolution has not been amended, modified or rescinded and remains in full force and effect as of the date hereof.

RESOLVED:	that a Joint Fidelity Bond with ICI Mutual Insurance Co. providing coverage for the Trusts, with an aggregate limit of liability of $2,250,000 and a premium of $2,793, for the period from June 30, 2007 to March 31, 2008, be and hereby is, adopted and approved; and further

RESOLVED:	that the premium for the Joint Fidelity Bond shall be allocated among the Trusts as described in the Joint Insureds Agreement among the Trusts in the form presented to the Boards of Trustees, and the portion of such premium to be paid by each of the Trusts as calculated in the Joint Insureds Agreement is approved; and further

RESOLVED:	that the Joint Insureds Agreement by and among the Trusts providing for the allocation of premiums paid and coverage available under the Joint Fidelity Bond among the Trusts, substantially in the form presented to the Boards of Trustees, be and it hereby is, approved, together with such changes and modifications as the officers of the Trusts executing the same may approve, such execution being conclusive evidence of the approval of such changes and modifications by the Boards of Trustees; and further

RESOLVED:	that in accordance with Rule 17g-1(h) under the 1940 Act, the Secretary of the Trusts is hereby designated as the officer of the Trusts who is authorized and directed to make the filings with the SEC and give the notices required by Rule 17g-1(g); and further

RESOLVED:	that the proper officers of the Trusts be, and they hereby are, authorized and directed at all times to take all actions necessary to assure compliance with these resolutions and said Rule 17g-1.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 23rd day of November, 2007.

/s/ Melissa J. Nguyen
Melissa J. Nguyen
Secretary

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